Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

AST Investment Services, Inc.
One Corporate Drive
Shelton, Connecticut 06484

March 23, 2011

The Board of Trustees of Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

     Re:     Expense Cap for Portfolios Listed on Exhibit A Hereto

Effective as of the date hereof, Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fees and/or reimburse certain expenses for each Portfolio listed on Exhibit A hereto so that each Portfolio’s investment management fees plus other expenses (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, acquired fund fees and expenses, and extraordinary expenses) do not exceed 1.00% of each Portfolio’s average daily net assets through April 30, 2012.

Very truly yours,

                         PRUDENTIAL INVESTMENTS LLC

                         By:/s/ Timothy S. Cronin

                         Name: Timothy S. Cronin
                         Title: Senior Vice President

AST Investment Services, Inc.

                         By: /s/ Timothy S. Cronin

                         Name: Timothy S. Cronin

                         Title: President

Exhibit A

AST Bond Portfolio 2015
AST Bond Portfolio 2016
AST Bond Portfolio 2017
AST Bond Portfolio 2018
AST Bond Portfolio 2019
AST Bond Portfolio 2020
AST Bond Portfolio 2021
AST Investment Grade Bond Portfolio